Exhibit 99.1

DERMTECH ANNOUNCES ADDITIONAL RESTRUCTURING ACTIONS TO FOCUS ON REVENUE GROWTH AND STREAMLINE OPERATIONS

–Ongoing emphasis on growing revenue for the DermTech Melanoma Test (DMT)
–Approximately $40 million in total operating expense reductions compared to fiscal 2022 resulting from all restructuring actions

SAN DIEGO – January 31, 2024 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today announced additional restructuring actions to prioritize revenue growth, streamline operations and further reduce overall operating expenses.

The Company has continued to rigorously evaluate its growth opportunities and operations, while dedicating substantially all of its resources to growing reimbursed DermTech Melanoma Test (DMT) billable samples and expanding payer coverage. These additional restructuring actions will primarily affect operations, but impact the entire organization, and will result in a workforce reduction of approximately 30 employees, or approximately 15 percent of DermTech’s workforce. The Company expects to achieve approximately $40 million in total operating expense reductions compared to fiscal 2022, when combined with its initial restructuring plan announced in June 2023. The Company anticipates a one-time restructuring charge of approximately $1.3 million in the first quarter of 2024.

“As we wrapped up last year, we recommitted to rigorous capital allocation in support of revenue growth and finding additional operating efficiencies in 2024,” said Bret Christensen, CEO, DermTech. “Growing revenue remains our primary objective and we began to see meaningful improvement in many of our top-line and operating metrics during the third quarter of 2023. Our realigned commercial tactics and focus on reimbursed tests has yielded improvement in nearly all of our key performance indicators. We must continue to refine our approach as we learn more and be determined to achieve these goals with a lean organization and by aligning behind only the highest ROI opportunities.”

Christensen continued, “We recognize today’s additional restructuring actions will be difficult for our colleagues and their families. I’m extremely thankful for their commitment as we worked tirelessly to enhance the standard of care for evaluating melanoma.”

About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected using its Smart StickersTM. DermTech develops and markets products that facilitate the assessment of melanoma. For additional information, please visit www.dermtech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “runway,” "outlook," “anticipate,” “intend,” “plan,” “strive," “may,” “will,” “sustain,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost- effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products; expectations regarding DermTech’s potential growth, scale, patient reach, financial outlook, including its cash runway and future financial performance DermTech’s ability to increase its test volume, revenue and the proportion of reimbursed billable tests and control or reduce cost, expenses and cash burn; and expectations regarding agreements with or reimbursement or cash collection patterns from government payers (including Medicare) or commercial payers and related billing practices or number of covered lives. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by government payers (including Medicare) and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees and maintain or improve its operating efficiency and reduce operating expenses; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com